EXHIBIT 21.1

Freedom Holdings, Inc.

List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation	Percentage Owned
The Awareness Group, Inc.	Nevada	100%
Renewable Energy Products Manufacturing Corp.	Delaware	51%